Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avolon Holdings Limited

We consent to the use of our report dated June 9, 2014, with respect to the statement of financial position of Avolon Holdings Limited as of June 6, 2014 included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Dublin, Ireland

July 25, 2014